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                       January 4, 2023

       Jay Burnham
       Chief Financial Officer
       Seaport Global Acquisition II Corp.
       360 Madison Avenue, 23rd Floor
       New York, NY 10017

                                                        Re: Seaport Global
Acquisition II Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed April 1, 2022
                                                            File No. 001-41075

       Dear Jay Burnham:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction